Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS:	Brett Larsen	Michael Newman
	Chief Financial Officer	Investor Relations
	Key Tronic Corporation	StreetConnect
	(509) 927-5500	(206) 729-3625
KEYTRONIC CORPORATION ANNOUNCES PRELIMINARY RESULTS
FOR THE SECOND QUARTER OF FISCAL YEAR 2020
Spokane Valley, WA— January 21, 2020 — Key Tronic Corporation (Nasdaq: KTCC), a provider of electronic manufacturing services (EMS), today announced its preliminary results for the three months ended December 28, 2019.
For the second quarter of fiscal 2020, Keytronic expects to report revenue of approximately $117 million, which is on the low end of previous guidance. Keytronic also expects to report earnings of approximately $0.08 per share for the quarter, which is below previous guidance.
The lower than anticipated earnings for second quarter of fiscal 2020 is primarily a result of increased factory spending in the Company’s Juarez metal fabrication departments. This spending was necessitated by both new and existing customers exiting their manufacturing arrangements in China and ramping their production in Juarez. While the financial effect on Keytronic was significant, the long-term relationship with these customers was strengthened by the performance of the Juarez facility under extreme pressure. Additionally, the Company incurred unfavorable foreign currency losses related to its unhedged portion of Mexican labor expenses due to a strengthening peso over the quarter.
Moving into the third quarter of fiscal 2020, the metals issues have diminished and we see significant earnings potential in coming periods. For the third quarter of fiscal 2020, Keytronic expects to report revenue in the range of $117 million to $121 million and earnings per share of $0.13 to $0.17.
The Company plans to report its complete results for the second quarter of fiscal 2020 on February 4, 2020.
About Keytronic
Keytronic is a leading contract manufacturer offering value-added design and manufacturing services from its facilities in the United States, Mexico, China and Vietnam. The Company provides its customers full engineering services, materials management, worldwide manufacturing facilities, assembly services, in-house testing, and worldwide distribution. Its customers include some of the world’s leading original equipment manufacturers. For more information about Keytronic visit: www.keytronic.com.
Some of the statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing verbs such as aims, anticipates, believes, estimates, expects, hopes, intends, plans, predicts, projects, targets, or will, similar verbs, or nouns corresponding to such verbs. Forward-looking statements also include other passages that are primarily relevant to expected future events or that can only be fully evaluated by events that will occur in the future. Forward-looking statements in this release include, without limitation, the Company’s statements regarding its expectations with respect to revenue and earnings during periods of fiscal year 2020, effects of recent tax reform and tariff measures and trade tensions, business from new customers and programs, impairment charges of intangibles, improvement of supply chain delivery and impacts from legal proceedings and operational streamlining. There are many factors, risks and uncertainties that could cause actual results to differ materially from those predicted or projected in forward-looking statements, including but not limited to the future of the global economic environment and its impact on our customers and suppliers; the availability of parts from the supply chain; the accuracy of customers’ forecasts; development and success of customers’ programs; timing and effectiveness of ramping of new programs; success of new-product introductions; acquisitions or divestitures of operations or facilities; technology advances; changes in pricing policies by the Company, its competitors, customers or suppliers; impact of tax reform, tariffs and related activities, including trade negotiations and other risks and uncertainties detailed from time to time in the Company’s SEC filings.